CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-77281 of Sun Life Insurance and Annuity Company of New York on Form S-3 of our report dated March 29, 2004 (which expresses an unqualified opinion and includes two explanatory paragraphs relating to the merger of Sun Life Insurance and Annuity Company of New York with Keyport Benefit Life Insurance Company ("Keyport") on November 1, 2001, described in Note 1) in the Annual Report on Form 10-K of Sun Life Assurance and Annuity Company of New York for the year ended December 31, 2003.

Deloitte & Touche LLP

Boston, Massachusetts

December 27, 2004